Company Contact:	Investor Relations Contact:
Ms. Fan Zhou, Investor Relations Director	Mr. John Harmon, CFA, Sr. Account Manager
China TransInfo Technology Corp.	CCG Investor Relations
E-mail: ir@ctfo.com	E-mail: john.harmon@ccgir.com
Tel: + 86 10–5169 1657	Tel: +86 10–6561 6886 ext 807
Website: www.ccgirasia.com

For Immediate Release:

China TransInfo Technology Announces Receipt of its Chairman’s Non-
Binding "Going Private" Proposal at $5.65 Per Share

Beijing, China – February 21, 2012, China TransInfo Technology Corp. (NASDAQ: CTFO) (“China TransInfo” or the “Company”), a leading provider of comprehensive intelligent transportation systems in China through its affiliate, China TransInfo Technology Group Co., Ltd. (the “Group Company”), today announced that its Board of Directors has received a preliminary, non-binding proposal from its Chairman and Chief Executive Officer, Mr. Shudong Xia (“Mr. Xia”), which stated that Mr. Xia intends to acquire all of the outstanding shares of the Company’s common stock not currently owned by him in a going private transaction at a proposed price of $5.65 per share in cash. According to the proposal letter, the acquisition is intended to be financed with a combination of debt financing and equity financing. Mr. Xia currently beneficially owns approximately 27.8% of the Company’s common stock.

The Company’s Board of Directors intends to form a special committee of independent directors to consider this proposal and any additional proposal that may be made by Mr. Xia and his affiliates, if any. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that a transaction with Mr. Xia or any other transaction will be approved or consummated.

About China TransInfo

China TransInfo, through its affiliate, the Group Company and the Group Company’s PRC operating subsidiaries, is primarily focused on providing urban and highway transportation management solutions and information services. The Company is a leading transportation information products and comprehensive solutions provider, and aims to be the largest real time transportation information service provider and major fleet management service provider in China. As the co-formulator of several transportation technology national standards, the Company owns nine patents and has won a majority of the model cases awarded by the PRC Ministry of Transport. As a result, the Company is playing a key role in setting the standards for transportation information solutions in China. For more information, please visit the Company’s website at http://www.chinatransinfo.com.

Safe Harbor Statement

This press release contains certain statements that may include “forward looking statements”. All statements other than statements of historical fact included herein are “forward-looking statements”. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.